                                                                     Exhibit 2.2



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                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                         GARDNER DENVER MACHINERY INC.

                                      AND


                             TCM INVESTMENTS, INC.

                                      AND

                 THE HOLDERS OF ALL THE ISSUED AND OUTSTANDING
                COMMON STOCK AND OPTIONS TO ACQUIRE COMMON STOCK
                            OF TCM INVESTMENTS, INC.








                          DATED AS OF AUGUST 10, 1996



--------------------------------------------------------------------------------

                       STOCK PURCHASE AGREEMENT
                       ------------------------


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 10th day of August, 1996, by and among GARDNER DENVER MACHINERY INC., a Delaware corporation ("Buyer"), TCM INVESTMENTS, INC., an Oklahoma corporation ("TCM"), and the holders of all the issued and outstanding shares of TCM Common Stock and all issued and outstanding options to purchase TCM Common Stock as set forth on Exhibit A hereto (the "Holders") (TCM,
                      ---------
the Holders and Buyer are collectively referred to as the "Parties"). For all purposes herein, each Holder is acting individually only with respect to its Shares and not jointly with the other Holders, except as expressly set forth herein.

                         W I T N E S S E T H:
                         - - - - - - - - - -

     WHEREAS, TCM and its Subsidiaries are engaged in the business of manufacturing, buying, selling, distributing, assembling and repairing pumps and compressors and other matters incidental thereto (the "Business"); and

     WHEREAS, TCM is a corporation duly organized and existing under the laws of the State of Oklahoma which, as of the date hereof, has authorized capital stock consisting of Five Hundred Thousand (500,000) shares of common stock, with a par value of $1.00 per share ("TCM's Common Stock"), of which there are Three Hundred Forty-Five Thousand Two Hundred Ninety and 71/100 (345,290.71) shares outstanding on a fully diluted basis, consisting of Two Hundred Forty-Seven Thousand Two Hundred Ninety and 71/100 (247,290.71) issued and outstanding shares of TCM Common Stock (the "Common Shares") and Ninety-Eight Thousand (98,000) options to purchase shares of TCM Common Stock (the "Option Shares") (the Common Shares and the Option Shares together, the "Shares"); and

     WHEREAS, Buyer desires to purchase and acquire, upon the terms and subject to the conditions and exceptions contained herein, all of the Shares from the Holders;

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:


1.        BASIC TRANSACTION.
          -----------------

          1.1       ACQUISITION OF SHARES.  Upon the terms and
                    ---------------------
subject to the conditions and exceptions contained herein, at Closing, Buyer agrees to purchase and accept from the Holders and each Holder agrees to sell, transfer and deliver to Buyer its Common Shares and to cancel and terminate its Option Shares, which collectively shall constitute all the Common Shares and Option Shares.

          1.2       PURCHASE PRICE.  In consideration of and in
                    --------------
exchange for the Common Shares and cancellation of the Option
Shares, Buyer shall pay to the Holders at Closing, by and through the

Disbursement Agent, Seven Million Dollars ($7,000,000.00) plus or minus the adjustments set forth in Section 1.4 below (the "Purchase Price") less the Holdback Funds, by wire transfer of immediately available FED funds to Holders in accordance with the written instructions of the Disbursement Agent and Buyer shall wire transfer the Holdback Funds in immediately available FED funds into the Escrow Account established with Escrow Holder to be held and disbursed in accordance with the Holdback Escrow Agreement. One Hundred Thousand Dollars ($100,000.00) of the Purchase Price shall be allocated equally between the Consulting Agreement and the Non-Competition Agreement described in Sections 2.2.3 and 2.2.4 hereof, respectively. Payment of the Purchase Price as aforesaid by Buyer to the Disbursement Agent in accordance with his written instructions shall fully discharge Buyer's obligation to the Holders for the purchase of the Shares and, together with the transfer described in Section 1.3, to Jack L. Alexander ("Alexander") under the Consulting Agreement and Non-Competition Agreement.

          1.3       Additional Consideration.  As additional
                    ------------------------
consideration for the Non-Competition Agreement described in
Section 2.2.4, Buyer shall cause that certain real estate legally described on Schedule 1.3 (the "Adex Property"), which is
             ------------
presently owned by Adex, Inc., a Subsidiary of TCM, to be transferred and assigned by quit claim deed to Alexander or his designee subsequent to the Closing. Buyer and Alexander agree that the Adex Property shall be valued at not less than its net book value as reflected in the Final April 30, 1996 Financial Statements for purposes of such transfer and assignment. In connection with such transfer, Alexander shall indemnify and save and hold harmless Buyer, its affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives, and each of them, from and against any and all costs, fines, claims and expenses (including attorney fees) reasonably and actually incurred in connection with or arising out of or resulting from any environmental conditions, contamination or pollution of any nature or kind which exits, has existed, or may exist in the future with respect to the Adex Property.

          1.4       ADJUSTMENT IN PURCHASE PRICE - CHANGE IN NET WORTH.
                    --------------------------------------------------

          1.4.1     ADJUSTMENT.  If the Net Worth of TCM and
                    ----------
its Subsidiaries, as reflected on the Final April 30, 1996 Financial Statements, is: (i) less than Three Million Three Hundred Fifty-One Thousand Dollars ($3,351,000.00) (the "Lesser Base Amount"), the Purchase Price shall be reduced, dollar for dollar, by the amount by which such Net Worth, as reflected on the Final April 30, 1996 Financial Statements, is less than the Lesser Base Amount; or (ii) greater than Three Million Four Hundred Fifty-One Thousand Dollars ($3,451,000.00) (the "Greater Base Amount"), the Purchase Price shall be increased, dollar for dollar, by the amount by which such Net Worth, as reflected on the Final April 30, 1996 Financial Statements is greater than the Greater Base Amount.

          1.4.2     DETERMINATION OF FINAL APRIL 30, 1996 FINANCIAL
                    -----------------------------------------------
STATEMENTS.
----------

          (a)       PREPARATION OF PRELIMINARY FINANCIAL STATEMENTS.
                    -----------------------------------------------
In order to determine the adjustment, if any, in the Purchase Price as set forth above, promptly after execution hereof, TCM shall cause its auditors ("TCM's Auditors") to complete an audit of TCM and its Subsidiaries, on a consolidated basis, as of April 30, 1996 (the "Financial Statement Date"). Immediately upon completion thereof, TCM's Auditors shall deliver to Buyer and TCM, Audited Financial Statements, together with the worksheets on which they are based (the "Preliminary April 30, 1996 Financial Statements"), of TCM and its Subsidiaries as of the close of business on the Financial Statement Date (without giving effect to the transactions contemplated by this Agreement). The Preliminary April 30, 1996 Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the application of such principles used in the preparation of the audited financial statements of TCM and its Subsidiaries for the year ending April
30, 1995.

          (b)       BUYER'S REVIEW OF PRELIMINARY APRIL 30, 1996
                    --------------------------------------------
FINANCIAL STATEMENTS.  Following its receipt of the Preliminary
--------------------
April 30, 1996 Financial Statements, Buyer or Buyer's auditors, Arthur Andersen ("Buyer's Auditors"), shall have ten (10) business days to review the same. At or before the end of such ten (10) business day period, Buyer shall either: (1) accept the Preliminary April 30, 1996 Financial Statements in their entirety, in which case the Preliminary April 30, 1996 Financial Statements shall be the Final April 30, 1996 Financial Statements and the Net Worth of TCM and its Subsidiaries shall be determined based thereon as delivered; or (2) deliver to TCM and TCM's Auditors written notice of those items in the Preliminary April 30, 1996 Financial Statements which Buyer disputes, in which case all other items not affected by the disputed items will be deemed to be as set forth on the Preliminary April 30, 1996 Financial Statements as delivered. Within a further period of five (5) business days after the end of Buyer's aforementioned ten (10) business day period, Buyer and TCM shall attempt in good faith to resolve any such disputed items. If Buyer and TCM can reach an agreement on such disputed items within such time, then such financial statements reflecting such agreement shall be herein referred to as the Final April 30, 1996 Financial Statements and the Net Worth of TCM and its Subsidiaries shall be based thereon.

          (c)       DISPUTE RESOLUTION MECHANISM.  Failing such
                    ----------------------------
resolution, at the end of said five (5) business days, Buyer and Holders' Committee shall agree on an independent accounting firm (the "Independent Accountants") to serve as arbitrator with respect to the disputed items. The unresolved disputed items will be referred to the Independent Accountants for final binding arbitration of such disputed items. The Independent Accountants shall establish procedures for resolution of the disputed items if Buyer and Holders' Committee are unable to agree on such procedures and shall determine the unresolved disputed items within fourteen
(14) business days after such reference. The Independent Accountants shall review the opinions and adjustments suggested by Buyer or Buyer's Auditors and shall determine what adjustments, if any, should be made to the Preliminary April 30, 1996 Financial Statements (such statement, together with the Independent Accountants adjustments, being herein referred to as the Final April 30, 1996 Financial Statements) and shall be binding on TCM and Buyer. The Net Worth of TCM and its Subsidiaries as of the Financial Statement Date shall then be as reflected in the Final April 30, 1996 Financial Statements as determined in accordance herewith. The decision of the Independent Accountants shall be final and binding on the Parties hereto, and judgment may be entered on the basis of such decision in any court having jurisdiction. The fees of the Independent Accountants, if any, shall be shared equally by Buyer and the Holders, with the Holders' share being deducted from the Purchase Price otherwise payable to them at Closing.

2.        CLOSING.
          -------

          2.1       CLOSING.  Upon the terms and subject to the
                    -------
conditions and exceptions contained herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sublett and Shafer, P.C., Suite 805, 320 South Boston, Tulsa, Oklahoma at 10:00 a.m. (local time) on August 14, 1996, or as soon as practicable thereafter following the date on which all of the conditions set forth in Section 6 hereof are satisfied or waived (the "Closing Date"), unless the Parties hereto shall otherwise agree.

          2.2       DELIVERIES AND PAYMENTS AT CLOSING.
                    ----------------------------------

          2.2.1     PAYMENT FOR TENDERED SHARES.  At the
                    ---------------------------
Closing and subject to the adjustments provided in Section 1, Buyer shall pay the Purchase Price due to Holders, less the Holdback Funds, to the Disbursement Agent and shall pay the Holdback Funds to the Escrow Holder as provided in Section 1 hereof against receipt by Buyer from the Holders of all (a) share certificates representing all the Common Shares, duly endorsed for transfer to Buyer, and (b) termination agreements evidencing the cancellation and termination of the Option Shares (the "Termination Agreements"), in such form as Buyer may reasonably request.

          2.2.2     CERTIFICATES.  At the Closing, Buyer and
                    ------------
TCM shall each deliver to the other the certificates and other items described in Section 6 hereof.

          2.2.3     CONSULTING AGREEMENT.  At the Closing, in
                    --------------------
accordance with Section 6.1 hereof, Buyer and Alexander shall enter into a Consulting Agreement substantially in the form attached hereto as Exhibit B (the "Consulting Agreement").
          ---------

          2.2.4     AGREEMENT NOT TO COMPETE.  At Closing, in
                    ------------------------
accordance with Section 6.1 hereof, Buyer and Alexander shall enter into a Non-Competition Agreement substantially in the form attached hereto as Exhibit C (the "Non-Competition Agreement").
          ---------

          2.2.5     HOLDBACK ESCROW AGREEMENT.  At the Closing,
                    -------------------------
in accordance with Section 6.3.6 hereof, Buyer, TCM, Holders' Agents and the Escrow Holder shall enter into a Holdback Escrow Agreement substantially in the form attached hereto as Exhibit D
                                                       ---------
(the "Holdback Escrow Agreement").

          2.2.6     TERMINATION OF EMPLOYMENT AGREEMENT.
                    -----------------------------------
Effective as of the Closing Date, all employment agreements between TCM and it Subsidiaries and Alexander shall be terminated pursuant to a Termination of Contract(s) of Employment, substantially in the form attached hereto as Exhibit E (the "Termination of Employment
                        ---------
Agreement(s)").

          2.2.7     RESIGNATIONS AND MERGER OF ESOP.  As of the
                    -------------------------------
Closing Date, all officers and directors of TCM and its Subsidiaries and all trustees of the ESOP shall resign other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing. Within sixty (60) days following the Closing, Buyer shall merge the ESOP into Buyer's
401(k)
retirement saving plan and shall complete all Internal Revenue Service filings related thereto as soon as is reasonably possible.

          2.2.8     TERMINATION OF LIFE INSURANCE CONTRACTS.
                    ---------------------------------------
Effective as of the Closing Date, TCM shall cancel the two life insurance policies it owns in the face amount of $1,000,000.00 on Alexander's life. Any refundable prepaid premiums or cash surrender value on such policies shall be TCM's property.

          2.2.9     OTHER CLOSING TRANSACTIONS.  At the
                    --------------------------
Closing, each of the Parties hereto shall take such other actions reasonably required hereby to be performed by it prior to or at the Closing, including, without limitation, satisfying the conditions set forth in Section 6 hereof.


3.        REPRESENTATIONS AND WARRANTIES OF TCM AND HOLDERS.
          -------------------------------------------------

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Holders, TCM and its Subsidiaries hereby represent and warrant that the following are true and correct as of the date hereof and shall, except as may be specifically provided for in this Agreement or otherwise specifically agreed upon or waived, in each case in writing by Buyer, be true and correct as of the Closing:

          3.1       VALIDITY. This Agreement constitutes the
                    --------
legal, valid and binding obligation of TCM and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, and other laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in equity or at law.

          3.2       SCHEDULES.  The Schedules referred to in this
                    ---------
Section 3 are attached hereto and incorporated herein by reference, and all information set forth in such Schedules is true, correct and complete in all material respects as of the date of this Agreement, and such Schedules taken as a whole do not omit to state any material fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this Section 3. Each of the documents and other writings furnished to Buyer and its representatives, officers, directors and employees, or any of them, (collectively, the "Buyer's Representatives") by TCM and its representatives, officers, directors and employees, or any of them, pursuant to this Agreement is true, correct and complete in all material respects as of the date furnished and at Closing and does not omit to state any material fact necessary in order to make the statements therein not misleading. TCM shall promptly provide Buyer with written notification of any material event or occurrence or other material information of any kind whatsoever necessary to maintain this Agreement and all other documents and writings furnished to the Buyer's Representatives pursuant to this Agreement as true, correct and complete in all material respects at the time of the execution hereof and at all times thereafter to and including the Closing Date.

          3.3       CORPORATE AND FINANCIAL.
                    -----------------------

          3.3.1     ORGANIZATION.  TCM is a corporation duly
                    ------------
organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. TCM is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

          3.3.2     SUBSIDIARIES.  Schedule 3.3.2 sets forth
                    ------------   --------------
for each Subsidiary of TCM (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury, if any. All of the issued and outstanding shares of capital stock of each Subsidiary of TCM have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.3.2, either TCM or one of its
                       --------------
Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any restrictions on transfer (except as required by applicable securities laws) or security interests, options, warrants, purchase rights, contracts, commitments, equity claims and demands. Except for the Option Shares which are being cancelled as of the Closing, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of TCM or its Subsidiaries to sell, transfer or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of TCM to issue, sell or otherwise cause to become outstanding any of its own capital stock. Except as set forth in
Schedule 3.3.2, neither TCM nor any of its Subsidiaries
--------------
controls, directly or indirectly, or has any direct or indirect equity participation in any Person which is not a Subsidiary of TCM.

          3.3.3     AUTHORITY; NO CONFLICT.
                    ----------------------

          (a) TCM has full power and authority to enter into this Agreement and, with the consent of the Holders of the Option Shares, to terminate the Option Shares as contemplated by this Agreement, and all corporate action including, but not limited to, approval by the Board of Directors which may be necessary on the part of TCM to consummate such transactions has been taken or will be taken prior to Closing. At or prior to Closing, TCM will furnish Buyer with a certified copy of the Board of Directors resolution or unanimous written consent approving this Agreement and the transactions contemplated hereby.

          (b) This Agreement and all other agreements to be executed and delivered by TCM hereunder will not result in any conflict with, breach of, or default or acceleration under, any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which TCM or any of its Subsidiaries is a party or by which TCM or its properties or assets may be bound or affected or violate any applicable law or regulation.

          (c) TCM has furnished the Buyer's Representatives with a complete and correct copy of the Certificate of Incorporation, as amended to date, of TCM as certified by the Secretary of State of the State of Oklahoma and a complete and correct copy of the Bylaws of TCM, as presently in effect, certified by its incumbent secretary.

          3.3.4     CAPITAL STRUCTURE.
                    -----------------

          (a) The authorized capital stock of TCM consists of Five Hundred Thousand (500,000) shares of $1.00 par value common stock of which Two Hundred Forty-Seven Thousand Two Hundred Ninety and 71/100 (247,290.71) shares are issued and outstanding and options to purchase an additional Ninety-Eight Thousand (98,000) shares of such common stock are issued and outstanding. There are no preferred shares of TCM. All of the Common Shares are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person or entity has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any Shares of TCM's Common Stock previously issued. None of the outstanding Shares have been issued in violation of any preemptive or other rights of the Holders.

          (b) Except for the Option Shares, TCM does not have outstanding any securities or other rights which are either by their terms or by contract convertible or exchangeable into capital stock of or other equity interest in TCM or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements for the purchase or issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, TCM's Common Stock or other equity interest or securities convertible into TCM's Common Stock or other equity interest. Except as otherwise provided in the ESOP and for the agreement herein to terminate the Option Shares, TCM is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or to register any shares of its capital stock.

          (c) There is no agreement to which TCM or any of its Subsidiaries is a party restricting the transfer of any Shares except as required by applicable state and federal securities laws.

          (d) Any Shares which have been purchased or redeemed by TCM have been purchased or redeemed in accordance with all applicable federal and state laws, rules and regulations, including, without limitation, all federal and state securities laws. The sale of the Common Shares to Buyer and the termination of the Option Shares by Seller shall not result in, and will not, with the giving of notice or lapse of time or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of TCM and its Subsidiaries.

          3.3.5     CORPORATE RECORDS.  The stock records and
                    -----------------
minute books of TCM furnished to the Buyer's Representatives by TCM prior to Closing fully and accurately reflect all issuances, transfers and redemptions of the capital stock of TCM, correctly show the total number of Common Shares issued and outstanding on the date hereof and as of Closing, correctly set forth the Option Shares and the number of Option Shares, correctly show all corporate action taken by the directors and shareholders of TCM since the incorporation of TCM (including actions taken by consent without a meeting) and contain true and complete copies or originals of TCM's Certificate of Incorporation and all amendments thereto, Bylaws as amended and currently in force, and the minutes of all meetings or consent actions of TCM's directors and shareholders since the incorporation of TCM. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders since the incorporation of TCM, except those contained in the minute books.

          3.3.6     FINANCIAL STATEMENTS.  TCM has delivered to
                    --------------------
the Buyer's Representatives true, correct and complete copies of the audited consolidated financial statements of TCM and its Subsidiaries for the fiscal years ended April 30, 1995 and April 30, 1994, including fiscal balance sheets, statements of income and retained earnings, statements of changes in financial position, a statement of cash flows and related notes (all of the foregoing described financial statements together with the Final April 30, 1996 Financial Statements being herein collectively referred to as the "Financial Statements").

          3.3.7     LIABILITIES.  Except as disclosed in the
                    -----------
Schedules hereto (including Schedule 3.3.7)  or in the Final
                            --------------
April 30, 1996 Financial Statements, TCM and its Subsidiaries do not have any material debt, liability, or obligation of any kind, whether accrued, absolute, contingent or otherwise, including but not limited to (a) liability or obligation on account of any federal, state, local or foreign taxes or penalties, interest or fines with respect to such taxes, (b) liability arising from or by virtue of the production, manufacture, sale, lease, distribution, delivery or other transfer or disposition of personal property or services of any type, kind or variety, or (c) unfunded liabilities with respect to the ESOP or any Pension Plan or profit sharing plan, whether operated by TCM or any of its Subsidiaries covering employees of TCM or its Subsidiaries, except liabilities incurred in the ordinary course of business since the Financial Statement Date (none of which has, individually or in the aggregate, been or will be materially adverse to the business or financial condition of TCM). The ESOP has no loans outstanding and has no obligation to repay any such loans. Except as set forth on Schedule 3.3.7
                                                 --------------
or as reflected on the Final April 30, 1996 Financial Statements, TCM and its Subsidiaries have no material obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of any Person, except for endorsements in connection with the deposit of items for collection. All material contingent liabilities of TCM and its Subsidiaries in connection with the recourse financing of the sale of inventory to customers on the date hereof and the Closing Date are and will relate only to genuine, legal, valid and collectible obligations in the ordinary course of business of customers who are the primary obligors.

          3.3.8     ABSENCE OF CHANGES.  Except as set forth on
                    ------------------
Schedule 3.3.8 and the other Schedules hereto, since the
--------------
Financial Statement Date:

          (a) There has been no change in the Business, assets, liabilities, results of operation or financial condition of TCM and its Subsidiaries, or in any of its relationships with suppliers, customers, employees, lessors or others, which individually or in the aggregate has had or is likely to have a material adverse effect on the Businesses, assets or properties of TCM and its Subsidiaries taken as a whole;

          (b) There has been no material uninsured damage, destruction or loss to the assets or properties of TCM or its Subsidiaries taken as a whole;

          (c) Except for the transactions provided for in this Agreement, the businesses of TCM and its Subsidiaries have been operated in all material respects in the ordinary course;

          (d) The properties and assets of TCM and its Subsidiaries taken as a whole have been maintained in all material respects in good order, repair and condition, ordinary wear and tear excepted;

          (e) The books, accounts and records of TCM and its Subsidiaries have been maintained in all material respects in the usual, regular and ordinary manner on a basis consistent with prior years;

          (f) There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the Shares nor has there been any direct or indirect redemption, retirement, purchase or other acquisition by TCM of TCM's Common Stock, except for the cancellation of the Option Shares at Closing and except in accordance with the ESOP;

          (g)       Except for changes disclosed to Buyer on
Schedule 3.3.8, there has been (i) no increase in the
--------------
compensation or in the rate of compensation or commissions payable or to become payable by TCM or any of its Subsidiaries to (x) any director whose regular compensation is listed on Schedule 3.3.8,
                                                 --------------
or (y) any officer, salaried employee, salesman, distributor or agent earning Forty-Five Thousand Dollars ($45,000.00) or more per annum;
(ii) no increase in the compensation or in the rate of compensation payable or to become payable to hourly employees and salaried employees of TCM and its Subsidiaries earning less than Forty-Five Thousand Dollars ($45,000.00) per annum; (iii) no director, officer, or employee hired at a salary in excess of Forty-Five Thousand Dollars ($45,000.00) per annum; (iv) no increase in any payment of or payment or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee; and (v) no increase in the rate of commissions paid or payable to any employee of TCM and its Subsidiaries;

          (h) There has been no material labor dispute, organizational effort by any union, unfair labor practice charge or employment discrimination or harassment charge, nor institution of nor, to the knowledge of TCM and its Subsidiaries, threatened institution of any such effort, complaint or other proceeding in connection therewith, involving TCM or any of its Subsidiaries or affecting the operations of TCM and its Subsidiaries;

          (i) Except for contributions to the ESOP, as disclosed to Buyer on Schedule 3.3.8, there has been no
                      --------------
issuance or sale by TCM and its Subsidiaries of their authorized capital stock, options or warrants for such capital stock, bonds, notes or other securities of TCM or any of its Subsidiaries or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes or other securities thereof;

          (j) Except to the extent provided in the security agreements between TCM and its Subsidiaries and each of the suppliers of TCM's and its Subsidiaries' inventory providing for a security interest solely in the inventory purchased by TCM and its Subsidiaries from such suppliers in the ordinary course of TCM's and its Subsidiaries' business to secure payment of the purchase price of such inventory, there has been no mortgage, lien or other encumbrance (other than as is created through the operation of law in the ordinary course of business) or security interest (other than liens for current taxes not yet due) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of TCM and its Subsidiaries or assumed by TCM and its Subsidiaries with respect to any asset or assets;

          (k) There has been no material indebtedness or other material liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by TCM and its Subsidiaries, including, without limitation, any draws or advances under any lines of credit, which would be required to be reflected on a balance sheet of TCM and its Subsidiaries, prepared in accordance with GAAP, except such as have been incurred in the ordinary course of business of TCM and its Subsidiaries;

          (l) No obligation or liability of TCM or its Subsidiaries has been discharged or satisfied, other than the current liabilities reflected on the Final April 30, 1996 Financial Statement and current liabilities incurred in the ordinary course of business;

          (m) Except for the sale of inventory in the ordinary course of business, there has been no sale, transfer or other disposition of any assets of TCM and its Subsidiaries, the fair market value of which individually exceeds Fifty Thousand Dollars ($50,000.00);

          (n)       Except as set forth on Schedule 3.3.8, there
                                                    -----
have been no material charge-off's of or reserves established with respect to the accounts receivable;

          (o) There has been no amendment, termination or waiver of any right of TCM or any of its Subsidiaries under any contract or agreement or governmental license, permit or permission which, individually or in the aggregate, has had or will have a material adverse effect on the business or properties of TCM and its Subsidiaries; and

          (p) There has been no creation of, amendment to or contributions made to any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement.

          3.3.9     LITIGATION AND PROCEEDINGS.  Except as set
                    --------------------------
forth on Schedule 3.3.9, there are no material actions, decrees,
         --------------
suits, counterclaims, claims, proceedings or governmental or other investigations pending or, to the knowledge of TCM and its Subsidiaries, threatened against, by or affecting TCM or its Subsidiaries in any court or before any arbitrator or governmental agency, and no material judgment, award, order or decree of any nature has been rendered against TCM or its Subsidiaries or with respect thereto by any agency, arbitrator, court, commission or other authority which has not been paid or discharged, nor, to the knowledge of TCM and its Subsidiaries, does

TCM or its Subsidiaries have any unasserted contingent liabilities which, individually or collectively, might have a material adverse effect on the assets or on the operation of TCM and its Subsidiaries or which might prevent or impede the Closing. Neither TCM nor any of its Subsidiaries have received notice that any of them have been charged with and, to the knowledge of TCM, neither TCM nor any of its Subsidiaries are under investigation with respect to any charge concerning any provision of any federal, state or other applicable or administrative regulation with respect to the business of TCM and its Subsidiaries.  There are no pending or, to the knowledge of
TCM, threatened claims against any of the officers or directors of TCM and its Subsidiaries in connection with the business or affairs of TCM and its Subsidiaries. The reserves relating to such actions, decrees, suits, counterclaims, claims, proceedings, or governmental investigations which are set forth on Schedule 3.3.9
                                                   --------------
are, in the good faith opinion of management of TCM and its Subsidiaries, adequate to cover all liabilities and obligations of TCM and its Subsidiaries; however, there can be no guarantee of outcome.

          3.4       BUSINESS OPERATIONS.
                    -------------------

          3.4.1     PERMITS; COMPLIANCE WITH LAW.
                    ----------------------------

          (a) TCM and its Subsidiaries and each of its officers, directors and employees have all material permits, licenses, approvals and authorizations of and registrations with and under all federal, state, local and foreign laws, authorities and agencies required for TCM and its Subsidiaries and their officers, directors and employees to carry on each part of their respective activities as presently conducted in connection with the business of TCM and its Subsidiaries and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or threatened.

          (b) Except to the extent otherwise disclosed herein (including any Schedules hereto), TCM and its Subsidiaries have complied in all material respects with all federal, state and local laws, rules, regulations and ordinances applicable to it or its Business or its employees (including, without limitation, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act, as amended). No past violation of any such law, rule, regulation or ordinance has occurred which could or would materially impair the right or ability of TCM and its Subsidiaries or its respective officers, directors or employees to conduct their respective activities in connection with the Business of TCM and its Subsidiaries.

          3.4.2     ENVIRONMENTAL.
                    -------------

          (a) TCM and its Subsidiaries hereby warrant and represent that:

          (i)       Except as set forth on Schedule 3.4.2, all
                                           --------------
underground storage tanks, if any, that have been owned or operated by TCM and its Subsidiaries at the facilities and properties presently owned, operated and leased by TCM and its Subsidiaries, and any other underground storage tanks which have been located at such facilities and properties, have been removed, and all clean-up associated therewith completed in accordance with applicable Environmental Laws;

          (ii)      Except as set forth in Schedule 3.4.2, TCM
                                           --------------
and its Subsidiaries have obtained all permits, licenses, governmental approvals and other authorizations which they are required to have under Environmental Laws, and TCM and its Subsidiaries have prepared, submitted, made or given all required filings, reports, disclosures and notifications and maintained all records that they are required to make or maintain under applicable Environmental Laws relating to the generation, use, manufacture, refining, transportation, treatment, storage, handling, cleanup, disposal, transfer, production, processing, or release by or for TCM and its Subsidiaries of Hazardous Substances on, in, under or from any properties or facilities currently or previously owned, operated or leased by TCM and its Subsidiaries;

          (iii)     Except as set forth in Schedule 3.4.2, TCM
                                           --------------
and its Subsidiaries are and have been in compliance with all applicable limitations, restrictions, conditions, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws and permits issued thereunder, with respect to operations by TCM and its Subsidiaries at properties and facilities currently and previously owned, operated and leased by TCM and its Subsidiaries including, without limitation, the generation, use, manufacture, transportation, treatment, storage, handling, disposal, transfer, recycling, reclamation, production and processing by or for TCM and its Subsidiaries of Hazardous Substances at, on, under, or from any of the properties or facilities;

          (iv)      Except as set forth in Schedule 3.4.2, there
                                           --------------
is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, environmental lien, notice of violation, investigation, or proceeding pending or, to the knowledge of TCM and its Subsidiaries, threatened against TCM and its Subsidiaries involving any Environmental Laws or Hazardous Substances;

          (v)       Except as set forth in Schedule 3.4.2, TCM
                                           --------------
and its Subsidiaries and their officers, directors, managers, and employees are not aware of any instance of or any investigation, assessment, removal or remediation of a release of Hazardous Substances at, on, under or from any facility owned or operated by TCM or any of its Subsidiaries.

          3.4.3     INSURANCE.  Schedule 3.4.3 contains a complete
                    ---------   --------------
list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, TCM and its Subsidiaries or any of its officers and directors (as officers and directors of TCM and its Subsidiaries), all of which are and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any insurance policy or bond. All material terms, obligations and provisions of each insurance policy and bond have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. In the good faith judgment of TCM, the policies and bonds presently maintained by, or providing coverage for TCM and its Subsidiaries or any of their officers and directors (as officers and directors of TCM and its Subsidiaries), provide adequate coverage to insure the properties and business of TCM and its Subsidiaries and the activities of their officers and directors against such risks and in such amounts as are prudent and customary. Except as set forth on Schedule 3.4.3,
                                               --------------
neither TCM nor any of its Subsidiaries will have as of the Closing Date any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. TCM has heretofore delivered to Buyer's

Representatives true, correct and complete copies of all insurance policies and bonds or the binders for all insurance policies and bonds presently maintained by, or providing coverage for TCM, its Subsidiaries or any of their officers and directors (as officers and directors of TCM and its Subsidiaries), or a summary thereof. The insurance coverage listed in Schedule 3.4.3 hereto is on an
occurrence basis.                --------------

          3.5       CONTRACTS; PROPERTIES AND ASSETS.
                    --------------------------------

          3.5.1     CONTRACTS AND COMMITMENTS.  Except as
                    -------------------------
reflected in the other Schedules hereto and other than the purchase and sale of inventory in the ordinary course of TCM's and its Subsidiaries' business, Schedule 3.5.1 contains a list which
                        --------------
identifies and briefly describes all written and oral contracts, agreements, guaranties or commitments, to which TCM or its Subsidiaries is a party or by which TCM or its Subsidiaries may be bound (including, without limitation, employment agreements and open purchase and sale orders), involving the payment by or to TCM or its Subsidiaries of more than Fifty Thousand Dollars ($50,000.00) or which is otherwise material to, or in connection with, the operation of the business of TCM and its Subsidiaries. There are no material written or oral contracts, agreements, guaranties or commitments to which TCM and its Subsidiaries is a party or by which TCM and its Subsidiaries or their properties are bound, other than as reflected on Schedule 3.5.1, and other
                                  --------------
than those relating to the purchase or sale of inventory in the ordinary course of TCM's and its Subsidiaries' business, involving payments or obligations in the aggregate for all such contracts, agreements, guaranties or commitments in excess of Three Hundred Thousand Dollars ($300,000.00). Each such contract, agreement, guaranty or commitment is in full force and effect and is valid and enforceable in accordance with its terms and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination or partial termination. TCM and its Subsidiaries have complied in all respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been submitted to Buyer for examination. Neither TCM nor any of its Subsidiaries has any arrangement (formal or informal) nor are any of them a party to any agreement with any current or previous customer regarding any rebates or other payments or gifts (in kind or in cash).

          3.5.2     LICENSES; INTELLECTUAL PROPERTY.  Except as
                    -------------------------------
described in Schedule 3.5.2, neither TCM nor any of its
             --------------
Subsidiaries are a party, either as licensor or licensee, to any material agreement for any inventions, patent, process, trademark, service mark, trade name, copyright, trade secret or confidential information ("Intellectual Property"). All Intellectual Property and applications therefor or registrations thereof, owned or used by TCM and its Subsidiaries are listed in Schedule 3.5.2 and
                                          --------------
comprise all such Intellectual Property required for TCM and its Subsidiaries to conduct, and to continue to conduct, their business as presently conducted. If any such Intellectual Property is owned by any Person other than TCM or one of its Subsidiaries, TCM shall cause such Person to assign and transfer such Intellectual Property to TCM or one of its Subsidiaries, without cost, prior to the Closing. Except as set forth on Schedule 3.5.2, there are no
                                 --------------
rights of third parties with respect to any of, and TCM and its Subsidiaries have the right to use, the Intellectual Property owned or used by TCM and its Subsidiaries. TCM and its Subsidiaries have complied in all material respects with applicable laws relating to the filing or registration of "fictitious names" or trade names, if any.

          3.5.3     TITLE TO PROPERTIES.  TCM and its
                    -------------------
Subsidiaries have good and marketable title to all of their properties, real and personal, tangible and intangible, including, but not limited to, those reflected on the Final April 30, 1996 Financial Statements (except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all encumbrances, liens, security interests, claims or charges of any kind or character except (i) those referred to in Schedule 3.5.3
                                                  --------------
and (ii) liens for real estate taxes not yet due and payable. TCM and its Subsidiaries possess all property and rights that TCM and its Subsidiaries consider necessary to the conduct of their business as presently conducted.

          3.5.4     CONDITIONS OF PROPERTIES.  Taken as a
                    ------------------------
whole, all of the buildings and equipment owned or leased by TCM and its Subsidiaries and used in its Business are in good condition and repair in all material respects, normal wear and tear excepted, suited for the uses intended, and operated in conformity with all material applicable building, zoning and other applicable ordinances, laws and regulations, and to the knowledge of TCM and its Subsidiaries, there are no proposed changes therein that would have a material adverse effect on such properties or their use.

          3.5.5     REAL PROPERTY AND LEASES.
                    ------------------------

          (a) All leases pursuant to which TCM or its Subsidiaries are lessee or lessor of any real or personal property (the "Company Leases") are valid and enforceable with respect to TCM or its Subsidiaries, as the case may be, and, to the knowledge of TCM and its Subsidiaries, with respect to the other party or parties thereto, in accordance with their respective terms; there is not under any of such leases (i) any material default or any claimed default by TCM or its Subsidiaries or event of default or event which with notice or lapse of time, or both, would constitute a default by TCM or its Subsidiaries and in respect of which adequate steps have not been taken to prevent a default on its part from occurring; or (ii) to the knowledge of TCM and its Subsidiaries, any existing default by any lessee of TCM or its Subsidiaries or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any such lessee. A true, complete and accurate list of the Company Leases, setting forth the lessor and lessee, property, initial and renewal term and annual rentals is contained in Schedule 3.5.5.
                                                --------------

          (b) The copies of the Company Leases heretofore furnished by TCM and its Subsidiaries to Buyer's Representatives are true, correct and complete, and such Company Leases have not been modified in any material respect and are in full force and effect in accordance with their respective terms.

          (c) The interest of TCM or its Subsidiaries in and under each of the Company Leases is unencumbered and subject to no present claim, contest, dispute, action or, to the knowledge of TCM, threatened action at law or in equity.

          (d) The present use and operation of, and improvements upon, all real properties leased by TCM or its Subsidiaries (the "Leased Properties") are in conformity with all applicable material building, zoning and other applicable laws, ordinances and regulations, and, to the knowledge of TCM and its Subsidiaries, there are no proposed changes therein that would have a material adverse effect on the Leased Properties or their use.

          (e)       Except as set forth in Schedule 3.5.5, no
                                           --------------
rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by TCM and its Subsidiaries with respect to any Company Lease pursuant to which either TCM or one of its Subsidiaries is lessee.

          (f)       There are no contractual obligations or
agreements in principle for either TCM or one of its Subsidiaries to enter into new leases of real property or to renew or amend existing Company Leases prior to the Closing Date.

          (g)       Schedule 3.5.5 lists all real property that
                    --------------
either TCM or any of its Subsidiaries owns (the "Real Estate"). With respect to each such parcel of Real Estate, TCM or one of its Subsidiaries has good and marketable title to the parcel of Real Estate free and clear of any security interests, easements, covenants or other restrictions, except as described in the Surveys provided pursuant to Section 5.5.2 below, except for installments of regular or special assessments not yet delinquent and recorded easements, and such other encumbrances as may be set forth on
Schedule 3.5.5.  In addition, with respect to each parcel,
--------------
there are no outstanding leases, subleases or other agreements (written or oral) granting to any party or parties the right to use or occupy any portion of the parcel of Real Estate and there are no outstanding options or rights of first refusal to purchase the parcel of Real Estate or any portion thereof or the interest therein.

          3.5.6     INVENTORIES.  The inventory of TCM and its
                    -----------
Subsidiaries consists of items of a quality and quantity usable and salable in the ordinary course of their Businesses, and, taken as a whole, the values of obsolete or slow moving materials and materials below standard quality have been written down on its books of account on a consistent basis to realizable market value, or adequate reserves have been provided therefor. All goods sold or otherwise distributed by TCM and its Subsidiaries and all finished goods in the inventory of TCM and its Subsidiaries conform in all respects to customary trade standards for marketable goods, subject to returns of goods or warranty claims in accordance with the prior history of TCM and its Subsidiaries.

          3.6       EMPLOYEES AND BENEFITS.
                    ----------------------

          3.6.1     DIRECTORS OR OFFICERS.  Schedule 3.6.1 correctly
                    ---------------------   --------------
lists all of the present officers and directors of TCM and its Subsidiaries.

          3.6.2     COMPENSATION STRUCTURE.  Schedule 3.6.2 contains
                    ----------------------   --------------
a true and complete list of the names, titles, and compensation arrangements of each employee of TCM and its Subsidiaries (including, without limitation, all salary, wages, bonuses and fringe benefits other than those fringe benefits made available to all employees on a nondiscriminatory basis, in each case separately itemized) earning in excess of Forty-Five Thousand Dollars ($45,000.00) per year. Except as set forth in Schedule 3.6.2, no management or other key employee
                --------------
or significant number of other employees of TCM or any of its Subsidiaries has informed or advised TCM or any of its Subsidiaries employees do not intend to continue such employee's or employees' employment with TCM or one of its Subsidiaries, as the case may be, after the date hereof. TCM and its Subsidiaries have heretofore provided the Buyer's Representatives with copies of all written agreements, and memoranda currently in effect which have been provided to such employees relating to their current compensation.
A list of such agreements is included in Schedule 3.6.2.
                                         --------------

          3.6.3     EMPLOYEE BENEFITS.
                    -----------------

          (a)       Except as set forth in Schedule 3.6.3,
                                           --------------
neither TCM nor any of its Subsidiaries has or maintains a "pension plan" (as such term is defined in Section 3 of ERISA), "welfare benefit plan" (as such term is defined in Section 3 of ERISA), bonus plan, stock option plan, deferred compensation plan or other similar plan for any of its employees.

          (b)       Each "employee benefit plan" as defined in
Section 3(3) of ERISA, maintained by or on behalf of TCM or one of its Subsidiaries or by any other party (including any plans which are "multiemployer plans" under Section 3(37)(A) of ERISA ("Multiemployer Plans")) and any defined benefit pension plan (as defined in Section 3(35) of ERISA) terminated by TCM or one of its Subsidiaries within the five (5) plan years ending immediately before the Closing Date which covers or covered any employee of TCM or its Subsidiaries, or any predecessor of either TCM or one of its Subsidiaries is listed on Schedule 3.6.3 (all such plans listed on
                          --------------
Schedule 3.6.3 are sometimes collectively referred to herein as the
--------------
"Plans" and individually as a "Plan").

          (c) True and complete copies of all the Plans and Plan trusts, Summary Plan Descriptions, Actuarial Reports (if any) and Annual Reports on Form 5500 for the most recent three years with respect to the Plans, Internal Revenue Service determination letters and any other related documents have been, or prior to the Closing Date will be, provided to the Buyer's Representatives.

          (d)       Except as set forth on Schedule 3.6.3, with
                                           --------------
respect to each Plan: (i) no litigation or administrative or other proceeding is pending or known to be threatened; (ii) the Plan has been administered in substantial compliance with, and has been restated or amended (except for amendments not yet required by law to be made) so as to comply with, all material applicable requirements of law including all material applicable requirements of ERISA, the Code and regulations promulgated thereunder by the Internal Revenue Service and the United States Department of Labor. No Plan nor any trustee, administrator or fiduciary thereof has at any time been involved in any transaction relating to such Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

          (e) Each Plan has been administered in all material respects in compliance with applicable law and the terms of the Plan.

          (f) Each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") maintained by or on behalf of TCM is listed on Schedule 3.6.3, and copies of such
                              --------------
Pension Plans have been, or prior to the Closing Date will be, provided to Buyer's Representatives. The Pension Plans are qualified plans within the meaning of Section 401(a) of the Code, and the trusts thereunder are exempt from federal income tax under
Section 501(a) of the Code, and TCM's and each of its Subsidiaries' predecessors, if any, have made or accrued, and as of the Closing Date will have made or accrued, all payments and contributions required to be made under the provisions of the Pension Plans or by law with respect to any period prior to the Closing Date. Except as set forth on Schedule 3.6.3, as of the date hereof, no
                --------------
contribution to either the 401(k) plan or ESOP maintained by TCM and its Subsidiaries has been authorized which has not been fully paid.

          (g)       Except as disclosed on Schedule 3.6.3 and
                                           --------------
except for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), neither TCM nor any of its Subsidiaries has any obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment for former or present employees. As of the Closing Date, TCM and its Subsidiaries will have cured any known material violations or deficiencies under applicable statutes, orders and regulations relating to its employee benefit plans or its administration thereof and will have provided adequate reserves, or insurance or qualified trust funds, for all claims incurred through the Closing Date, based on an actuarial valuation satisfactory to the actuaries of Buyer representing a projection of claims expected to be incurred for such retirees during their period of coverage under such Plan.

          (h) To the knowledge of TCM and its Subsidiaries, no fact or circumstance exists which could constitute grounds in the future for the Pension Benefit Guaranty Corporation ("PBGC") (or any successor to the PBGC) to take any action whatsoever under
Section 4042 of ERISA in connection with any plan which an Affiliate of TCM or one of its Subsidiaries maintains within the meaning of Section 4062 or 4064 of ERISA, and, in either case, the PBGC has not previously taken any such action which has resulted in, or reasonably might result in, any liability of an Affiliate or TCM or any of its Subsidiaries to the PBGC, which would have a materially adverse effect on the business of TCM and its Subsidiaries.

          (i) Only current and former employees of TCM and its Subsidiaries or their dependents participate in the Plans.

          (j) TCM is not an affiliate with any entity other than entities required to be aggregated with it pursuant to Sections 414(b), (c), (m) or (o) of the Code. No Plan is cosponsored or has been adopted by any entity other than TCM or one of its Subsidiaries.

          (k) No Pension Plan had an accumulated funding deficiency as of the last day of the most recent plan year thereof. Within the past ten (10) years, no Pension Plan has been completely or partially terminated, no reportable event has occurred with respect to such plan and, to the knowledge of TCM and its Subsidiaries, no proceeding by the PBGC to terminate any such Pension Plan has been instituted or threatened. With respect to the Plans, to the knowledge of TCM and its Subsidiaries, no claims are pending or threatened with respect to the assets thereunder or the assets of TCM, its Subsidiaries and Affiliates, except for routine claims for benefits. None of the Plans is a multiple employer welfare arrangement, as defined in Section 3(40)(A) of Title I of ERISA. Each Plan can be terminated after the Closing Date to eliminate the liability for claims under such Plan resulting from occurrences after the date of termination.

          3.6.4     LABOR-RELATED MATTERS.  Neither TCM nor any
                    ---------------------
of its Subsidiaries is a party to any collective bargaining agreement or agreement with any union or labor organization. Except as set forth on Schedule 3.6.4, there are no pending or
                       --------------
asserted claims against TCM or any of its Subsidiaries, or any of its officers or directors for unfair labor practices, employment discrimination, wrongful or retaliatory discharge, sexual harassment, workers' compensation, employment compensation, negligent hiring or retention or for unpaid salaries, wages or other fringe benefits ("Employee Claims"). Except as set forth on
Schedule 3.6.4, to the knowledge of TCM and its Subsidiaries,
--------------
there are no threatened or unasserted Employee Claims of any material kind or nature.

          3.6.5     TRANSACTIONS WITH MANAGEMENT.  Schedule 3.6.5
                    ----------------------------   --------------
contains a description, by name, amount and type, of all outstanding contracts with or commitments to present shareholders or former shareholders, directors, officers, employees or agents, including any business directly or indirectly controlled by any such person (other than contracts or commitments relating to services to be performed by an officer, director, or employee as a currently employed employee of TCM or one of its Subsidiaries and other than contracts or commitments with former shareholders, directors, officers, employees or agents on an arm's length basis). There are neither any outstanding loans due and owing by any Shareholder to TCM or one of its Subsidiaries nor any outstanding loans due and owing from TCM or one of its Subsidiaries to any Shareholder. Except as set forth in
Schedule 3.6.5, there are no inter-company obligations between TCM
         -----
and its Subsidiaries that were not entered into or incurred on an arms length basis.

          3.7       OTHER.
                    -----

          3.7.1     APPROVALS AND CONSENTS.  Schedule 3.7.1 lists
                    ----------------------   --------------
all consents or other approvals necessary in order for TCM and the Holders, and each of them to consummate the transactions contemplated by this Agreement, including but not limited to all governmental and other regulatory approvals and consents of suppliers including, without limitation, that of Dowell, lenders, lessors, landlords and governmental entities.

          3.7.2     TAXES.  All federal, state, local and
                    -----
foreign tax returns and reports of TCM and its Subsidiaries required by law to be filed have been filed, and all federal, state, local, foreign and any other taxes, assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of TCM and its Subsidiaries shown on such returns and reports to be due and payable, or which are otherwise due and payable, have been paid by TCM or its Subsidiaries or accrued or reserved against on TCM's or its Subsidiaries' financial statements or will be properly accrued or reserved against on the books and records of TCM and its Subsidiaries as of the Closing Date. Each of TCM and its Subsidiaries has withheld and paid all taxes required to have been withheld, and paid in connection with amounts paid to an employee, independent contractor, creditor, stockholder or other third party. No authority is expected to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of either TCM or any of its Subsidiaries, based upon either (a) claims raised by any authority in writing or (b) based upon personal contact by any agent of such authority. Neither TCM nor any of its Subsidiaries has waived any statute of limitation with respect to taxes or agreed to any extension of time with respect to a federal income tax assessment or deficiency. Neither TCM nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return.

          3.7.3     PRODUCT WARRANTY.  Except as set forth in
                    ----------------
Schedule 3.7.3, to the knowledge of TCM and its Subsidiaries:
--------------

          (a) The reserve for product warranty claims set forth on the face of the Final April 30, 1996 Financial Statements as adjusted for the passage of time through the Closing Date is in accordance with the past practice of TCM and its Subsidiaries and is adequate to cover all known, and incurred but not recognized, product warranty claims and, as stated thereon, in accordance with GAAP;

          (b)       There are no facts which TCM or its
Subsidiaries believe will lead to a voluntary or involuntary recall of any pumps, compressors or other goods sold, leased or delivered by any of TCM or its Subsidiaries.

          3.7.4     PRODUCT LIABILITY.  Each product
                    -----------------
manufactured or sold either by TCM or one of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties given therewith. Neither TCM nor its Subsidiaries has any known liability for replacement or repair of its goods or products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Final April 30, 1996 Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past practices of TCM and its Subsidiaries.

          3.7.5     BROKERS.  Neither TCM nor any of its
                    -------
Subsidiaries has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby to which Buyer may be held liable for any fees or other compensation.

          3.7.6     REPRESENTATIONS AND WARRANTIES.  No
                    ------------------------------
representation or warranty contained in this Section 3 or in any written statement delivered by or at the direction of TCM pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. There is no material fact known to TCM or any of its Subsidiaries (other than facts relating to general business conditions), which adversely affects the business, operations, or assets or the condition, financial or otherwise, of TCM and its Subsidiaries in any respect which has not been disclosed in this Agreement or in the Schedules.

          3.8       Representations and Warranties of Holders.
                    -----------------------------------------
Each Holder represents and warrants for itself severally (and not jointly and severally with TCM or other Holders) that:

          (a) Each Holder holds, of record, the number of Common Shares and/or Option Shares as is set forth in Exhibit A
                                                      ---------
free and clear of any restrictions on transfer other than those imposed under federal and state securities laws, and free and clear of all security interests, liens, charges, encumbrances, options, warrants, purchase rights, contracts, commitments and claims, except for those agreements or restrictions which will be terminated prior to Closing. Other than as provided in the ESOP and as provided herein relating to the termination of the Option Shares at Closing, no Holder or any other person is a party to any other option, warrant, purchase right or other contract or commitment that could require it to sell, transfer or otherwise dispose of any of its Common Shares or Option Shares. Other than as provided in the ESOP, no Holder is a party to any voting trust, proxy, buy/sell agreement or other contract or agreement or understanding with respect to the voting of his Common Shares or Options.

          (b)       Cushair, Inc., Jalex Industries, Inc. and
Design Directions, Inc. are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. The ESOP is a qualified employee stock ownership plan under ERISA.

          (c) Each Holder has full power and authority and, in the case of (i) Cushair, Inc., Jalex Industries, Inc. and Design Directions, Inc., full corporate power and authority, and (ii) in the case of the ESOP, full approval and authorization in accordance with the ESOP, in each case, to execute and deliver this Agreement and to perform Holder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Holder, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws effecting creditors' rights generally and general principles of equity, regardless of whether asserted in equity or at law. No Holder is a debtor in a case commenced voluntarily or involuntarily under either federal or state bankruptcy or insolvency laws.

          (d) Neither the execution and the delivery of this Agreement by a Holder, nor the performance by Holder of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Holders are subject or, in the case of (x) Cushair, Inc., Jalex Industries, Inc. or Design Directions, Inc., any provision of their charter or bylaws, (y) the ESOP, the agreement under which it is established and all amendments thereto, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Holder is a party or by which he or it is bound or to which any of his or its assets is subject, except for those agreements or restrictions which will be terminated prior to Closing, or (iii) with respect to the ESOP, violate any fiduciary duties the trustees may have to its participants.

          (e)       Each Holder has determined that the
consideration to be paid by Buyer for the Shares is fair.

          (g) No representations, warranties, promises, inducements, coercion or other pressures of any kind were brought to bear upon or influenced in any way Holder's decision to sell its Shares other than its determination that the Purchase Price and the terms of sale herein are fair; and

          (h) Each Holder hereby waives all rights, claims and entitlements that such Holder may have under all federal and state securities laws.

          (i)       As of the Closing Date, each Holder has
received from TCM or its Subsidiaries all director's fees, dividends, bonuses or other compensation to which Holder or any entity controlled by Holder may be entitled from such entities.


4.        REPRESENTATIONS AND WARRANTIES OF BUYER.
          ---------------------------------------

          Buyer hereby represents and warrants to the Holders as follows:

          4.1       ORGANIZATION OF BUYER.  Buyer is a
                    ---------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2       AUTHORIZATION.  Buyer has all necessary power
                    -------------
and authority and has taken all action necessary to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with or pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. A certified copy of the Board of Directors resolution approving the consummation of the transactions contemplated hereby shall be delivered to TCM at Closing. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The agreements, documents and instruments to be executed and delivered by Buyer in connection with or pursuant to this Agreement, when executed and delivered, will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          4.3       NO CONFLICT OR VIOLATION.  Neither the
                    ------------------------
execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with or pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in:
(a) a violation of or a conflict with any provision of Buyer's Certificate of Incorporation or Bylaws; (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby; or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

          4.4       CONSENTS AND APPROVALS.  No consent,
                    ----------------------
approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection herewith or pursuant hereto and the consummation of the transactions contemplated hereby.

          4.5       NO BROKER.  Buyer has not retained any
                    ---------
broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby to which TCM will be held liable for any fees or other compensation.


5.        COVENANTS OF TCM.
          ----------------

          TCM and its Subsidiaries covenants and agrees that, from and after the date of this Agreement and until the Closing, TCM and its Subsidiaries will conduct its Business subject to the following provisions and limitations:

          5.1       MAINTENANCE OF BUSINESSES PRIOR TO CLOSING.
                    ------------------------------------------
TCM and its Subsidiaries shall continue to carry on the Business in the ordinary course and consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement without the consent of Buyer. Without limiting the generality of the foregoing, TCM and its Subsidiaries shall: (a) maintain their assets in all material respects in their current state of repair, excepting normal wear and tear; (b) maintain insurance covering their assets similar to that in effect on the date hereof; (c) use their good faith efforts to preserve their current business organizations; (d) use their good faith efforts to keep available the services of the current material employees and other material personnel of the Business; and (e) use their good faith efforts to preserve the current business relationships with customers, suppliers and others
having business dealings with TCM and its Subsidiaries.   Neither
TCM nor any of its Subsidiaries shall engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause any of its representations and warranties set forth in Section 3 hereof to be untrue as of the Closing Date or result in any of such representations and warranties being untrue as of the Closing Date.  Without limiting the generality of the foregoing, neither TCM nor any of its Subsidiaries shall take any of the following actions: (i) issue any shares of their common capital stock; (ii) except as contemplated by this Agreement, purchase or propose the purchase of any such shares including, without limitation, pursuant to any purchase option or put rights under the terms of the ESOP, or other equity interest or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities or enter into any agreement with respect to the foregoing; or (iii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation,
partnership, association or other entity or division thereof;
(iv) sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real or personal property or any interest therein, except for the sale of inventory in the ordinary course; (v) except as may be disclosed in Schedule 5.1, materially increase the
                       ------------
compensation payable or to become payable to any director, officer or employee of TCM or its Subsidiaries not in the ordinary course of business; (vi) incur any long-term liabilities or indebtedness outside the ordinary course of business or in excess of One Hundred Thousand Dollars ($100,000.00) without the prior written consent of Buyer; (vii) pay any claim or discharge or satisfy any lien or encumbrance or pay any obligation or liability other than in the ordinary course of business or as required by the terms of any instrument evidencing or governing the same or by the terms hereof; (viii) except as may be disclosed in
Schedule 5.1, enter into or amend, or make any contributions to, any
------------
Plan or bonus, incentive compensation, deferred compensation, profit sharing, retirement, Pension Plan, group insurance or other benefit plan; or (ix) agree to do any of the foregoing.

          5.2       INVESTIGATION OF BUYER.  Between the date
                    ----------------------
of this Agreement and the Closing, Buyer intends to continue to conduct a review of the business and financial condition of TCM and its Subsidiaries. In connection with such review by Buyer, TCM and its Subsidiaries shall allow Buyer and its representatives, during normal business hours to make such inspection of TCM's and its Subsidiaries' assets and to inspect and make copies of such books, records, contracts and other information reasonably requested by Buyer. TCM and its Subsidiaries shall furnish to Buyer promptly upon request all such additional documents and information with respect to the affairs of TCM and its Subsidiaries as Buyer or Buyer's Representatives may from time to time reasonably request and shall instruct such employees, customers and suppliers to cooperate with Buyer, and to provide such information as Buyer and Buyer's Representatives may reasonably request.

          5.3       CONSENTS AND GOOD FAITH EFFORTS.  As soon
                    -------------------------------
as practicable after the date of this Agreement, TCM and its Subsidiaries shall commence all reasonable action and shall use its good faith efforts to obtain all material applicable permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties or governmental authorities as may be necessary or appropriate to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date.

          5.4       NO SOLICITATION.  Neither TCM, its
                    ---------------
Subsidiaries nor any of their directors, officers, employees, agents, representatives and affiliates shall solicit or request from third parties any offers to purchase all or substantially all of the assets or substantially all of the stock of TCM or any of its Subsidiaries, nor participate in any negotiations related to any such offers.

          5.5       TITLE INSURANCE AND SURVEYS.
                    ---------------------------

          5.5.1     TITLE INSURANCE.  TCM will obtain (and will
                    ---------------
cause its Subsidiaries to obtain) with respect to each parcel of Real Estate that any of TCM and its Subsidiaries owns, except for the Adex Property for which no Title Policy shall be required, an ALTA Owner's Policy of Title Insurance Form 1402.92 (or equivalent policy) (the "Title Policy"), in such amount as Buyer reasonably may determine to be the fair market value of such Real Estate (including all improvements located thereon), insuring title to such Real Estate to be in Buyer as of the Closing (subject only to the standard preprinted exceptions described in such Title Policy and in Schedule 5.5.1). Each Title Policy delivered hereunder
       --------------
shall (a) insure title to the Real Estate, and (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies.

          5.5.2     SURVEYS.  With respect to each parcel of
                    -------
Real Estate that any of TCM and its Subsidiaries owns, other than the Adex Property for which no Survey shall be required, and as to which a Title Policy is to be procured pursuant to Section 5.5.1 above, TCM will procure (and will cause its Subsidiaries to procure) in preparation for the Closing a current survey of the Real Estate certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey(s)"). The Survey(s) shall not disclose any survey defect or encroachment from or onto the Real Estate which has not been cured or insured over prior to the Closing.

          5.6       NOTICE.  TCM shall promptly give Buyer
                    ------
written notice in the event TCM becomes aware of the existence or occurrence of any event or condition which would make any representation or warranty of TCM or its Subsidiaries contained herein untrue in any material respect or which might prevent the consummation of the transactions contemplated hereby.

6.        CONDITIONS AND OBLIGATIONS TO CLOSE.
          -----------------------------------

          6.1       CONDITIONS TO OBLIGATIONS OF TCM, BUYER AND
                    -------------------------------------------
THE HOLDERS.  The obligations of TCM, Buyer and the Holders to
-----------
consummate the transactions to be performed by each of them in connection with the Closing are subject to the satisfaction of the following conditions:

          6.1.1     Holder Approval.  The Holders shall execute
                    ---------------
this Agreement, and deliver to Buyer the certificates representing the Common Shares and Termination Agreements evidencing the cancellation of the Option Shares.

          6.1.2     AGREEMENTS BETWEEN BUYER AND ALEXANDER.
                    --------------------------------------
Buyer and Alexander shall have entered into, effective as of the
Closing: (A) the Consulting Agreement; and (B) the Non-Competition Agreement. In addition, Alexander shall assign, transfer and deliver to Buyer or its designee at Closing Stock Certificate No. 4 representing one (1) share of TCM Mfg. Int'l., Limited, a subsidiary of Twentieth Century.

          6.1.3     DOWELL AND NECESSARY APPROVAL.  The Dowell
                    -----------------------------
Contract shall be in full force and effect, Twentieth Century shall not be in default thereunder, neither party thereto shall have given notice of termination to the other thereunder, and TCM shall have procured Dowell's approval or consent under Section 9.1 thereof, if necessary, in connection herewith. In addition, TCM and Buyer shall have received all other authorizations, consents and approvals of government and governmental agencies.

          6.1.4     Final Determination of Net Worth.  A final
                    --------------------------------
determination of Net Worth of TCM and it Subsidiaries as of the Financial Statement Date and any resultant adjustment in the Purchase Price shall have been made in accordance with Section 1.4.

          6.1.5     WAIVER.  Any party may waive any condition
                    ------
to its obligation to close specified in this Section 6.1 by executing a writing so stating at or prior to the Closing.

          6.2       CONDITIONS TO OBLIGATIONS OF TCM AND HOLDERS.
                    --------------------------------------------
In addition to the conditions set forth in Section 6.1, the obligations of TCM and Holders to consummate the Closing are subject to the satisfaction and fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived by TCM or the Holders:

          6.2.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.
                    -----------------------------------------
All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, and Buyer shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

          6.2.2     NO GOVERNMENTAL PROCEEDINGS OR LITIGATION.
                    -----------------------------------------
No action by any governmental agency shall have been instituted or threatened for the purpose of enjoining or preventing the Closing or that questions the validity or legality of the transactions contemplated hereby.

          6.2.3     CERTIFICATES.  Buyer shall have delivered
                    ------------
to TCM such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by TCM, including, without limitation:

          (a) A Certificate of Good Standing for Buyer issued by the Delaware Secretary of State;

          (b) A certificate executed by the President or Secretary of Buyer certifying, as of the Closing Date to (i) a true and complete copy of the Certificate of Incorporation of Buyer;
(ii) a true and complete copy of the Bylaws of Buyer; (iii) a true and correct copy of the resolution of the board of directors of Buyer authorizing the transactions contemplated hereby and the instruments and deliveries to be executed and made by Buyer in connection with the consummation of the transactions contemplated hereby; and (iv) incumbency matters;

          (c) TCM's and Holders' satisfaction as of the Closing Date of all of the conditions relative to Buyer set forth in this Section 6.

          6.2.4     OTHER ACTIONS BY BUYER.  All actions to be
                    ----------------------
taken by Buyer in connection with the consummation of the transactions contemplated herein and all certificates, opinions, instruments and other documents which are to affect the transaction contemplated hereby shall be reasonably satisfactory in form and substance to TCM and the Holders.

          6.3       CONDITIONS TO BUYER'S OBLIGATIONS.  In
                    ---------------------------------
addition to the conditions set forth in Section 6.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction and fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived by Buyer:

          6.3.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.
                    -----------------------------------------
All representations and warranties of TCM and the Holders contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, and TCM shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

          6.3.2     NO GOVERNMENTAL PROCEEDINGS OR LITIGATION.
                    -----------------------------------------
No action by any governmental
agency or other person or entity shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this
Agreement or that questions the validity or legality of the transactions contemplated hereby or that has or could reasonably be expected to have, in the opinion of Buyer, a material adverse operation or financial condition of TCM.

          6.3.3     RESIGNATIONS.  Buyer shall have received
                    ------------
the resignations effective as of the Closing of each director and officer of TCM and its Subsidiaries, other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing and the trustees of the ESOP.

          6.3.4     OTHER ACTIONS.  All actions to be taken by
                    -------------
TCM and the Holders in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to affect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          6.3.5     TERMINATION OF CONTRACTS.
                    ------------------------

          (a) The Contract(s) of Employment between TCM or any of its Subsidiaries and Alexander shall have been terminated as of the Closing Date.

          (b) The oral contract between TCM and any of its Subsidiaries and Joe Wyatt or Wyatt & Company, Inc., whereby the latter provides accounting and computer assistance to TCM and is Subsidiaries on a fee basis, shall be terminated and all fees due Joe Wyatt or Wyatt & Company, Inc. pursuant thereto shall have been paid and discharged.

          6.3.6     HOLDBACK ESCROW AGREEMENT.  Buyer, TCM,
                    -------------------------
Holders' Agents and the Escrow Agent shall have entered into the Holdback Escrow Agreement.

          6.3.7     CERTIFICATES.  TCM shall have delivered to
                    ------------
Buyer such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by Buyer, including, without limitation:

          (a) A Certificate of Good Standing for TCM issued by the Oklahoma Secretary of State;

          (b) A certificate executed by the President or Secretary of TCM certifying to, as of the Closing Date: (i) a true and complete copy of the Certificate of Incorporation of TCM;
                    (ii) a true and complete copy of the bylaws of TCM; (iii) a true and correct copy of resolutions of the board of directors of TCM authorizing the execution, delivery and performance of this Agreement by TCM, the execution, delivery and performance of the agreements, documents and instruments to be executed and delivered by TCM in connection herewith or pursuant hereto, and the consummation of the transactions contemplated hereby and thereby; and (iv) incumbency matters; and

          (c) Buyer's satisfaction as of the Closing Date of all conditions relative to TCM and the

                    Holders set forth in this Section 6.

          6.3.8     NO MATERIAL ADVERSE CHANGE.  From April 30,
                    --------------------------
1996 to the Closing Date there shall have been no material adverse change in the assets or liabilities, the business or condition (financial or otherwise) of TCM and its Subsidiaries, its relationships with its employees or customers regardless of reason, including, without limitation, any material adverse change in its relationship with Dowell, or any legislative or regulatory changes, revocation of any license or rights to do business, failure to obtain permits required by TCM or any of its Subsidiaries, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise.


7.        TERMINATION.
          -----------

          7.1       TERMINATION.  This Agreement and the
                    -----------
transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

          7.1.1     MUTUAL CONSENT.  By mutual consent of TCM,
                    --------------
Holders and Buyer;

          7.1.2     REQUIRED CONSENTS.  By Buyer, if any party,
                    -----------------
including, without limitation, any governmental agency, whose consent or approval is required to permit the consummation of the transactions contemplated hereby on the part of TCM or its Subsidiaries, fails to consent to or approve such transactions;

          7.1.3     HOLDER APPROVAL.  By Buyer, if all Holders
                    ---------------
do not execute this Agreement;

          7.1.4     MATERIAL INFORMATION.  By Buyer, if TCM or
                    --------------------
its Subsidiaries fail to disclose any material information about TCM or its Subsidiaries' assets or their Business or provides Buyer with any materially inaccurate or misleading information taken as a whole and not corrected about TCM or any of its Subsidiaries' assets or their Business;

          7.1.5     HOLDERS' FAILURE TO CLOSE.  By Buyer, if
                    -------------------------
Buyer is prepared to close and all conditions to TCM's and Holders' obligations to close pursuant to Section 6 hereof have been satisfied and one or more Holders fail to close on the Closing
Date; and

          7.1.6     BUYER'S FAILURE TO CLOSE.  By TCM or the
                    ------------------------
Holders, if TCM and the Holders are prepared to close and all conditions to Buyer's obligations to close as set forth in
Section 6 hereof have been satisfied and Buyer fails to close on the Closing Date.

          7.2       CUT-OFF DATE.  If the Closing shall not
                    ------------
have occurred on or before August 15, 1996, this Agreement shall automatically terminate without further action of any party hereto.

          7.3       EFFECT OF TERMINATION.  If this Agreement
                    ---------------------
is terminated pursuant to Sections 7.1.1, 7.1.2 or 7.2 hereof, all rights and obligations of TCM, the Holders and Buyer hereunder shall terminate, and if this Agreement is terminated pursuant to Sections 7.1.3, 7.1.4, 7.1.5 or 7.1.6 hereof, the non-breaching party shall be entitled to exercise and pursue all rights and remedies available to it hereunder, at law, in equity or otherwise, including the right to recover reasonable attorney fees and expenses expended to the date of breach and in pursuing such remedies.


8.        INDEMNIFICATION.
          ---------------

          8.1       INDEMNIFICATION BY HOLDERS.   Each Holder
                    --------------------------
severally (and not jointly) hereby agrees to indemnify, save, hold harmless and defend Buyer, its affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives, and each of them, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses reasonably and actually incurred (whether or not arising out of third-party claims), including, without limitation, interest, penalties, additions, reasonable travel expenses, reasonable attorneys' fees and all amounts paid in connection with the defense or settlement of any of the foregoing (herein, the "Damages"), in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by TCM and its Subsidiaries, herein or in any Exhibit, Schedule, tax return or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant or agreement or any misrepresentation made by TCM and its Subsidiaries contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by TCM or its Subsidiaries pursuant hereto or in connection herewith; (c) any failure of the Holders to duly perform or observe any term, provision, covenant or agreement herein on the part of such parties to be performed or observed; (d) any liability, breach, default, claim, accident, injury or damage of any kind occurring prior to the Closing Date; and (e) the release of Hazardous Substances at, on or from any facility used prior to Closing by either TCM or any of its Subsidiaries to process, recycle, reclaim, refine, transport, store, dispose of or otherwise handle Hazardous Substances generated by TCM and its Subsidiaries; provided, however, that no Holder shall be liable for any amount of Damages in excess of the amount received by it hereunder.

          8.2       INDEMNIFICATION BY BUYER.  Buyer hereby
                    ------------------------
indemnifies and agrees to save and hold harmless the Holders from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following:
(a) the breach of any covenant or agreement or any misrepresentation made by Buyer contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by Buyer pursuant hereto or in connection herewith or (b) any failure of Buyer to duly perform or observe any term, provision, covenant or agreement herein on the part of Buyer to be performed or observed.

          8.3       DEFENSE OF CLAIMS.  If any action or
                    -----------------
proceeding (including any governmental investigation or inquiry) shall be brought or asserted or threatened to be brought or asserted against a party (the "Indemnified Party") in respect of which indemnity may be sought from the other party (the "Indemnifying Party"), such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to such Indemnified Party and the payment of all expenses. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless: (a) the Indemnifying Party has agreed to pay such fees and expenses; or (b) the Indemnifying Party shall have failed to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party in any such action or proceeding; or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Party). The
Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. If either party shall claim indemnification for Damages hereunder for any claim other than a third party claim, the Indemnified Party shall promptly notify the Indemnifying Party of the nature of the claim and the amount of the Damages and payment therefor shall be made by the Indemnifying
Party forthwith upon receipt of such notice.

          8.4       LIMITATION ON INDEMNIFICATION.
                    -----------------------------
Notwithstanding the provisions of Section 8.1, there will be an aggregate ceiling in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) on the obligation of the Holders to indemnify Buyer under this Agreement and, further, the Holders shall have no obligation to indemnify Buyer hereunder except strictly in accordance with the terms and limitations of the Holdback Escrow Agreement.

          8.5       ESCROWING OF FUNDS.  In order to have an
                    ------------------
available source of funds for the Holders' indemnification of claims asserted by Buyer under this Section, TCM, Holders and Buyer agree that on or before the Closing Date, the Holdback Funds shall be deposited by Buyer in the Escrow Account to be held and disbursed pursuant to the terms of the Holdback Escrow Agreement. The Holders' liability to indemnify Buyer under this Agreement, absent fraud, shall be limited to the Holdback Funds and Buyer shall have no right to collect any Damages from any Holder, individually or collectively, but only out of the Holdback Funds and in accordance with the provisions of the Holdback Escrow Agreement.

          8.6       DAMAGES.  The term "Damages" as used in
                    -------
this Section is not limited to matters asserted by third parties against TCM and its Subsidiaries or Buyer, as the case may be, but includes Damages incurred or sustained by TCM, Holders or Buyer, as the case may be, in the absence of third party claims.

9.        ARBITRATION.  Other than as provided in Section 1.4.2
          -----------
which is excepted herefrom, the Parties hereto agree that any disputes, disagreements or claims for the breach by any party of any representations, warranties, agreements or covenants hereunder ("Disputes") shall be submitted to binding arbitration. The arbitration committee to whom any Disputes are submitted shall consist of an arbitrator chosen by Buyer, an arbitrator chosen by the Holders' Committee, and a third arbitrator chosen by the arbitrators selected by Buyer and Holders' Committee. The decision of the arbitration committee shall be based on majority rule and shall be final and binding on the parties hereto; provided, however, that any party shall be permitted to file suit in a court of appropriate jurisdiction to enforce any decision of the arbitration committee. The decision of the arbitration committee regarding any dispute, including one relating to a claim for indemnification, shall be communicated in writing to the Escrow Agent, Buyer and the Holders when rendered. Notwithstanding any other provision hereof, this Section shall survive the Closing and shall remain in effect until the Holdback Escrow Agreement terminates.


10.       DEFINITIONS. The following terms when used herein
          -----------
shall have the following meanings; such terms to be equally applicable to both the singular and plural of the terms defined
(capitalized terms defined elsewhere in this Agreement to have the meaning so ascribed to them in all provisions of this Agreement):

          "Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(c) of the Code of which TCM is also a member.

          "Bank" means State Bank & Trust, N.A., a national banking association.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Disbursement Agent" means James G. Fehrle, Attorney at Law, or if he should resign, die or become disabled, the attorney selected by the Holders' Committee; provided a successor selected by the Holders' Committee shall have all the same powers and rights of the original Disbursement Agent hereunder.

          "Dowell" means Dowell, a division of Schlumberger
Technology Corporation, a Texas corporation with its head office at Sugar Land, Texas.

          "Dowell Contract" means the Reciprocating Pump Service
Agreement dated May 23, 1995 between Dowell and Twentieth Century.

          "Environmental Laws" means all applicable federal, state and local laws, statutes, decrees, ordinances, codes, rules, regulations and orders directed to TCM or any of its Subsidiaries relating to the Release or threatened Release into the environment (including, without limitation, ambient air, surface water, ground water and surface and subsurface soil) of any pollutant, contaminant, chemical or industrial, toxic, hazardous or regulated substances, materials or wastes, or relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, reclamation, recycling, or handling of or exposure to pollutants, contaminants, chemicals or industrial, toxic, hazardous or regulated substances, materials, or wastes, including, without limiting the foregoing, the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Sections 6901 et seq., the Comprehensive
                                 -- ---
Environmental Response, Compensation and Liability Act ("CERCLA"),
as amended, 42 U.S.C. Sections 9601 et seq., the Toxic Substance
                                    -- ---
Control Act ("TSCA"), as amended, 15 U.S.C. Sections 2601 et seq.,
                                                          -- ---
the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq., the
                                                       -- ---
Clean Water Act, as amended, 42 U.S.C. Sections 1251 et seq., the
                                                     -- ---
Occupational Safety and Health Act ("OSHA"), as amended, 29 U.S.C. Sections 651 et seq., all applicable analogous or similar state and
             -- ---
local statutes, all other applicable federal, state and local so called "Superfund" or "Superlien" laws, and all applicable federal, state and local underground or aboveground storage tank laws, and all applicable regulations and rules promulgated pursuant to the aforementioned laws and statutes.

          "ESOP" means the Employee Stock Ownership Plan of TCM and its Subsidiaries effective May 1, 1989 and as amended thereafter.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Hazardous Substances" means hazardous substances, toxic substances, hazardous wastes, hazardous materials, and other substances regulated under RCRA, CERCLA, TSCA, the Clean Air Act, the Clean Water Act, OSHA, and other Environmental Laws, including without limitation, asbestos, petroleum products, and waste and used oil.

          "Holdback Funds" means the sum of Two Hundred Fifty Thousand Dollars ($250,000.00).

          "Holders' Committee" means Jack L. Alexander, Joe Wyatt and Lawrence M. Cibula, whose consent, approval or authorization shall be deemed given by the act, consent, approval or authorization of a majority thereof.

          "Net Worth" means Total Shareholders' Equity of TCM and its Subsidiaries on a consolidated basis as of the Financial Statement Date, as determined by TCM's Auditors and as adjusted in accordance with the procedure outlined in Section 1.4.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient amounts to elect a majority of the directors.

          "Twentieth Century" means 20th Century Mfg. & Supply Co., an Oklahoma corporation, and wholly owned subsidiary of TCM.

11.       PAYOFF OF BANK.  Within thirty (30) days following the
          --------------
Closing, Buyer shall either pay in full or cause to be paid in full by TCM or one or more of its Subsidiaries, all debts and obligations owing from TCM and its Subsidiaries to the Bank, as disclosed to Buyer in Schedule 3.5.1, so as to permit the Bank
                      --------------
to release Jack Alexander from any and all guarantees he may have given the Bank in connection therewith.


12.       IRREVOCABLE APPOINTMENT OF HOLDERS' COMMITTEE.  Pursuant
          ---------------------------------------------
to the Holders' Agreement by and among the Holders, the Holders' Committee has been irrevocably appointed as agents for the Holders to act in the name, place and stead of the Holders to do or refrain from doing all things the Holders might do hereunder and under the Holdback Escrow Agreement with respect to the transfer and sale of the Shares, the payment and resolution of Indemnification Claims and the consummation of the transactions contemplated herein and therein. Buyer and any other Person may conclusively and absolutely rely, without inquiring, upon any action of the Holders' Committee, as the action of the Holders in all matters referred to herein or in the Holdback Escrow Agreement and the Holders confirm all that the Holders' Committee shall do or cause to be done by virtue of their appointment as agents of the Holders'.


13.       MISCELLANEOUS.
          -------------

          13.1      SURVIVAL OF REPRESENTATIONS.  All statements
                    ---------------------------
contained in any Exhibit, Schedule, certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties delivering the same hereunder. Subject to the provisions of Sections 8 and 9 hereof, the representations, warranties, covenants and agreements of TCM, the Holders and Buyer contained herein and as provided in the preceding sentence shall survive the Closing Date for a period of one (1) year without regard to any investigation made by any of the Parties hereto.

          13.2      ASSIGNMENT.  This Agreement shall be binding upon
                    ----------
and shall inure to the benefit of the Parties and their respective successors and assigns; provided, however, that TCM may not assign its rights or obligations hereunder without the prior written consent of Buyer.

          13.3      NOTICES.  All notices, requests, demands and other
                    -------
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; on the next business day following receipt if transmitted by telecopy, electronic or digital transmission method; upon receipt, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

          If to Buyer:   Gardner Denver Machinery Inc.
                         1800 Gardner Expressway
                         P.O. Box 4024

                         Quincy, Illinois  62306-4024
                         ATTN:  Ross J. Centanni
                         Telecopy: (217) 228-8260

     with a copy to:     William M. McCleery, Jr., Esquire
                         Schmiedeskamp, Robertson, Neu & Mitchell
                         525 Jersey
                         P.O. Box 1069
                         Quincy, Illinois  62306
                         Telecopy:   (217) 223-1005

     If to TCM:          TCM Investments, Inc.
                         4747 S. 83rd E Avenue
                         Tulsa, Oklahoma  74147
                         ATTN:  Jack L. Alexander
                         Telecopy: (918) 664-6225

     with a copy to:     Charles Sublett, Esquire
                         Sublett and Shafer, P.C.
                         320 South Boston
                         Tulsa, Oklahoma 74103
                         Telecopy: (918) 587-0077

     If to  Holders:     To each Holder at its respective address
                         as set forth on the signature pages
                         hereof.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          13.4      GOVERNING LAW.  This Agreement shall be governed by
                    -------------
and construed in accordance with the laws of the State of Oklahoma.
To the extent jurisdiction exists, any claim arising pursuant to this Agreement shall be filed in a court located in the State of Oklahoma.

          13.5      ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.  This
                    ----------------------------------------
Agreement, together with all Exhibits and Schedules hereto which are incorporated herein by this reference, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties. This Agreement may be amended, modified or supplemented only by a writing signed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          13.6      MULTIPLE COUNTERPARTS.  This Agreement may be
                    ---------------------
executed in one or more counterparts, including a facsimile thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement.

          13.7      EXPENSES.  Except as set forth below or as otherwise
                    --------
specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect; provided, however, that TCM shall pay all reasonable fees and expenses accrued prior to Closing for legal services rendered to the Holders related to this Agreement and the transactions contemplated hereby. Itemized statements setting forth the legal services rendered, the time expended and the hourly fee charges shall be submitted to Buyer prior to Closing by each Holder or its attorney.

          13.8      SEVERABILITY.  In the event that any one or more of
                    ------------
the provisions contained in this Agreement or in any other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          13.9      TITLES.  The titles, captions or headings of the
                    ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          13.10     BINDING EFFECT.  This Agreement shall be binding
                    --------------
upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          13.11     CUMULATIVE REMEDIES.  All rights and remedies of
                    -------------------
any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. With respect to remedies for breaches of representations and warranties set forth herein, the foregoing provisions are subject to the provisions of Section 9 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed, or caused their respective duly authorized representatives to execute, this Agreement under seal as of the day and year first above written.

                              "Buyer"

                              GARDNER DENVER MACHINERY INC.

                              By:
                                 -------------------------------------------
                              Title:
                                    ----------------------------------------


                                             [CORPORATE SEAL]

                              "TCM"

                              TCM INVESTMENTS, INC.

                              By:
                                 -------------------------------------------
                              Title:
                                    ----------------------------------------


                                             [CORPORATE SEAL]

                              "Holders":

                              Cushair, Inc.

                              By:
                                 -------------------------------------------
                                   Name:     Nancy L. Wyatt
                                   Title:    President
                                   Address:  4150 S. 100th East Avenue
                                             Suite 308
                                             Tulsa, Oklahoma  74146


                              ----------------------------------------------
                                             Nancy L. Wyatt
                                   Address:  4150 S. 100th East Avenue
                                             Suite 308
                                             Tulsa, Oklahoma  74146


                              ----------------------------------------------
                                             Joe Wyatt
                                   Address:  c/o Wyatt & Company
                                             4150 S. 100th East Avenue
                                             Suite 308
                                             Tulsa, Oklahoma  74146

                            [SIGNATURES CONTINUED ON NEXT PAGE]

                     SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT AMONG
                   GARDNER DENVER MACHINERY INC., TCM INVESTMENTS, INC.
                               AND THE HOLDERS NAMED HEREIN

                              Jalex Industries, Inc.

                              By:
                                 -------------------------------------------
                                   Name:     Jack L. Alexander
                                   Title:    President
                                   Address:  260 East 28th Street
                                             Tulsa, Oklahoma  74114


                              ----------------------------------------------
                                             Jack L. Alexander
                                   Address:  260 East 28th Street
                                             Tulsa, Oklahoma  74114


                              ----------------------------------------------
                                             Janice E. Alexander
                                   Address:  260 East 28th Street
                                             Tulsa, Oklahoma  74114

                              Design Directions, Inc.

                              By:
                                 -------------------------------------------
                                   Name:     Lawrence W. Cibula
                                   Title:    President
                                   Address:  10537 South 69th East Avenue
                                             Tulsa, Oklahoma  74133


                              ----------------------------------------------
                                             Lawrence M. Cibula
                                   Address:  10537 South 69th East Avenue
                                             Tulsa, Oklahoma  74133

                              TCM Employee Stock Ownership Plan

                              By:
                                 -------------------------------------------
                                        Jack L. Alexander, Trustee

                              By:
                                 -------------------------------------------
                                        Joe Wyatt, Trustee

                              By:
                                 -------------------------------------------
                                        Lawrence M. Cibula, Trustee
                                   Address:  c/o TCM Investments, Inc.
                                             4747 South 83rd East Avenue
                                             Tulsa, Oklahoma  74147
                            [SIGNATURES CONTINUED ON NEXT PAGE]

                     SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT AMONG
                   GARDNER DENVER MACHINERY INC., TCM INVESTMENTS, INC.
                               AND THE HOLDERS NAMED HEREIN


                              ----------------------------------------------
                                             Alan W. Carlton
                                   Address:  10770 South 77th E. Avenue
                                             Tulsa, Oklahoma  74136

                              By:
                                 -------------------------------------------
                                             Joe Wyatt
                                             His Attorney-In-Fact

                              Eugene F. Jacobs R-Trust

                              By:
                                 -------------------------------------------
                                             Eugene F. Jacobs, Trustee
                                   Address:  4150 S. 100th E. Avenue
                                             Suite 308
                                             Tulsa, Oklahoma  74146


                              ----------------------------------------------
                                             Sherry L. Cowett
                                   Address:  3701 S. 61st W. Avenue
                                             Tulsa, Oklahoma  74107


                              ----------------------------------------------
                                             Norman Gougler, Jr.
                                   Address:  Route 1, Box 1540
                                             Talala, Oklahoma  74080


                              ----------------------------------------------
                                             Thomas E. Yeldell, Jr.
                                   Address:  17309 E. 110th Street North
                                             Owasso, Oklahoma  74055


                              ----------------------------------------------
                                             James P. Murphy
                                   Address:  219 Sherlyn Lane
                                             Sapulpa, Oklahoma  74066


                              ----------------------------------------------
                                             Chester W. Blair
                                   Address:  4016 W. 42nd Street
                                             Tulsa, Oklahoma  74107

                            [SIGNATURES CONTINUED ON NEXT PAGE]

                     SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT AMONG
                   GARDNER DENVER MACHINERY INC., TCM INVESTMENTS, INC.
                               AND THE HOLDERS NAMED HEREIN



                              ----------------------------------------------
                                             Marvin B. Jones
                                   Address:  7775 S. Hawthorne
                                             Broken Arrow, Oklahoma  74014


                              ----------------------------------------------
                                             Dr. Feron G. Waters
                                   Address:  8754 S. Richmond
                                             Tulsa, Oklahoma  74137

                              By:
                                 -------------------------------------------
                                             Joe Wyatt
                                             His Attorney-In-Fact


                              ----------------------------------------------
                                             David Booker
                                   Address:  2525 S. 104th E. Avenue
                                             Tulsa, Oklahoma  74129


                              ----------------------------------------------
                                             James M. Pace
                                   Address:  29 E. Sherlyn
                                             Sapulpa, Oklahoma  74066